Allegheny Energy Solutions, Inc.

STATEMENT OF OPERATIONS

(Thousands of Dollars)                 Three months     Nine months
                                          ended           ended
                                      September 30,     September 30,
                                           2000            2000


Revenues:
  Operating revenues                      $  126           $   925
   Total Revenues                            126               925

Operating Expenses:
  General and administrative expenses        675             1,893
  Maintenance                                  2                13
  Taxes other than income taxes               13                31
  Federal and state income taxes            (234)             (420)
  Total operating expenses                   456             1,517
   Operating income                         (330)             (592)

Other Income and Deductions:

  Other Income, net                          249               431


Net income                               $   (81)           $ (161)